Exhibit 99

275 West Federal Street

Youngstown, Ohio 44503-1203

FOR IMMEDIATE RELEASE

Media Contact:	Investor Contact:
Colleen Scott	James R. Reske
Vice President of Marketing	Chief Financial Officer
Home Savings	United Community Financial Corp.
(330) 742-0638	(330) 742-0592
cscott@homesavings.com	jreske@ucfconline.com

United Community Financial Corp. Announces Second Quarter Results;

Asset Quality Improvement Continues

YOUNGSTOWN, Ohio (August 14, 2012) – United Community Financial Corp. (Company) (Nasdaq: UCFC), holding company of The Home Savings and Loan Company of Youngstown, Ohio (Home Savings), today reported consolidated net income of $62,000 for the three months ended June 30, 2012. The Company also reported net income of $3.9 million, or $0.12 per diluted share, for the six months ended June 30, 2012.

Selected second quarter results:

•	Delinquent loans were $109.8 million at June 30, 2012, down $17.1 million year to date

•	Nonperforming assets were $139.3 million at June 30, 2012, down $17.3 million year to date

•	Classified loans were $171.8 million at June 30, 2012, down $48.6 million year to date

•	Home Savings’ Tier 1 leverage ratio of 9.32% and the total risk based capital ratio of 16.43% both reflected increases from the prior quarter and were in excess of regulatory minimums

Patrick W. Bevack, President and Chief Executive Officer of UCFC and Home Savings, commented that, “We are pleased that the Company has now achieved profitability for three consecutive quarters. The Company is continuing to see positive results from improvements in asset quality since year-end.”

Asset Quality

Delinquent loans were $109.8 million at June 30, 2012, down $85.4 million, or 43.8%, from their high point of $195.2 million at March 31, 2010. Nonperforming loans at June 30, 2012 were $114.5 million, down $40.6 million, or 26.2%, from their high point of $155.1 million at June 30, 2010. Nonperforming assets were $139.3 million at June 30, 2012, down $57.9 million, or 29.4%, from their high point of $197.2 million at June 30, 2010. Delinquent loan totals, nonperforming loan totals and nonperforming asset totals were negatively affected in the second quarter by a single loan relationship consisting of seven loans totaling $8.4 million that went into bankruptcy proceedings in the second quarter.

The provision for loan losses was $6.3 million for the second quarter of 2012, as compared to $680,000 for the first quarter in 2012. This $5.6 million increase in the provision for loan losses was primarily the result of recording a charge related to the resolution of debt of a single commercial loan customer, as mentioned above. The Company was able to successfully secure the settlement of seven loans related to this borrower. The aggregate unpaid principal balance of these seven loans totaled $22.2 million, with Home Savings recognizing a loss through a chargeoff of $5.2 million as part of the final settlement. This transaction represented the successful resolution of the largest troubled loan relationship at the Company. As of June 30, 2012, there were three loan relationships in the Company exceeding $10.0 million, two of which were performing.

Net Interest Income and Margin

Net interest income for the three months ended June 30, 2012 was $16.4 million, an improvement of $541,000 over the prior quarter. Improvement was also seen in the net interest margin, which increased 25 basis points from 3.30% during the first quarter to 3.55% during the second quarter.

Total interest income decreased $668,000 in the second quarter of 2012 compared to the first quarter of 2012, primarily as a result of a decrease of $60.0 million in the average balance of outstanding loans.

Total interest expense decreased $1.2 million for the quarter ended June 30, 2012, as compared to the previous quarter. The change was due primarily to reductions of $1.1 million in interest paid on deposits. The overall decrease in interest expense was attributable to the maturity of the Company’s high-yielding Step CDs and a shift in deposit balances from certificates of deposit to relatively less expensive non-time deposits. The average outstanding balance of certificates of deposit declined by $56.3 million, while non-time deposits increased by $33.4 million. Also contributing to the change was a reduction of 46 basis points in the cost of certificates of deposit. Interest expense also improved due to the prepayment of $25.0 million in term borrowings.

Net interest income for the six months ended June 30, 2012 and June 30, 2011, was $32.3 million and $34.7 million, respectively. Despite a decrease of $2.4 million in net interest income, the net interest margin remained relatively flat. The net interest margin was 3.42% for the six months ended June 30, 2012, compared with 3.45% for the six months ended June 30, 2011.

Total interest income decreased $8.1 million in the first six months of 2012 compared to the first six months of 2011, primarily as a result of a decrease of $288.2 million in the average balance of outstanding loans. This change in interest income was further impacted by a decrease in the yield on net loans of 22 basis points.

Total interest expense decreased $5.7 million for the six months ended June 30, 2012, as compared to the same period last year. The change was due primarily to reductions of $5.4 million in interest paid on deposits. The overall decrease in interest expense was attributable to the maturity of the Step CDs and a shift in deposit balances from certificates of deposit to relatively less expensive non-time deposits. The average outstanding balance of certificates of deposit declined by $205.4 million, while non-time deposits increased by $49.7 million. Also contributing to the change was a reduction of 70 basis points in the cost of certificates of deposit, as well as a decrease in the cost of non-time deposits of 18 basis points.

Noninterest Income

Noninterest income increased in the second quarter of 2012 to $6.9 million, as compared to $5.1 million in the first quarter of 2012. The $1.8 million increase in noninterest income was largely driven by a gain of $3.6 million recognized on the sale of available for sale securities. This gain was offset by a decrease in service fees and other charges, which reflected the recognition of a negative valuation allowance adjustment on mortgage servicing rights of $507,000 in the second quarter. Further impacting this comparison was the fact that Home Savings recognized a positive valuation allowance adjustment on mortgage servicing rights of $948,000 in the first quarter.

Noninterest income increased in the first six months of 2012 to $12.0 million, as compared to $9.3 million for the first six months of 2011. This increase in noninterest income was primarily a result of the recognition of additional security gains. In the first six months of 2012, Home Savings sold securities totaling approximately $225.5 million and consequently recognized a $4.0 million gain. Home Savings also incurred $702,000 fewer losses in the liquidation and revaluation of real estate owned during the six months ended June 30, 2012, as compared to the same period last year.

Noninterest Expense

Noninterest expense was $17.0 million in the second quarter of 2012 as compared to $16.5 million in the first quarter of 2012, or an increase of $550,000. This 3.3% increase is primarily attributable to the prepayment penalties incurred for a planned early paydown of FHLB term advances. In the second quarter of 2012, Home Savings used proceeds from the sale of $33.2 million of securities on which $697,000 in gains were realized to prepay $25.0 million in term advances, and in doing so incurred one-time prepayment penalties associated with the paydowns of $738,000. This transaction will have a positive effect in the future by reducing borrowing costs. The securities sold in this transaction had an effective yield of 2.21%, while the borrowings cost the Company an average of 2.34%.

Noninterest expense was $33.5 million in the first six months of 2012, compared to $32.4 million in the first six months of 2011 for an increase of $1.1 million. In the first half of 2012, salaries and employee benefits were up $1.6 million. Also contributing to the increase were expenses incurred due to the prepayment of FHLB term advances previously discussed. Professional fees, including legal and other consultants, were higher during the first six months of 2012 due to the engagement of professionals hired to assist management in resolving nonperforming assets at Home Savings.

Capital and Book Value

Home Savings’ Tier 1 leverage ratio was 9.32% as of June 30, 2012, as compared to 8.96% at March 31, 2012. Home Savings’ total risk-based capital ratio was 16.43% at June 30, 2012, as compared to 15.21% at March 31, 2012. Tangible book value per share at June 30, 2012 was $5.94, as compared to $5.77 at March 31, 2012. As of June 30, 2012, Home Savings was in compliance with the capital requirements of the consent order issued by the FDIC and Ohio Division of Financial Institutions.

Home Savings is a wholly-owned subsidiary of the Company and operates 34 full-service banking offices and eight loan production offices located throughout Ohio and western Pennsylvania. Additional information on the Company and Home Savings may be found on the Company’s web site: www.ucfconline.com.

###

When used in this press release, the words or phrases “believes,” “will likely result,” “are expected to,” “will continue,” “is anticipated,” “estimate,” “project”, “will have” or similar expressions are intended to identify “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are subject to certain risks and uncertainties, including changes in economic conditions in the Company’s market area, changes in policies by regulatory agencies, fluctuations in interest rates, demand for loans in the Company’s market area, and competition that could cause actual results to differ materially from historical earnings and those presently anticipated or projected. The Company cautions readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made. The Company advises readers that the factors listed above could affect the Company’s financial performance and could cause the Company’s actual results for future periods to differ materially from any opinions or statements expressed with respect to future periods in any current statements.

The Company does not undertake, and specifically disclaims any obligation, to release publicly the result of any revisions that may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

UNITED COMMUNITY FINANCIAL CORP.

CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

(Unaudited)

	June 30,	December 31,
	2012	2011
	(Dollars in thousands)
Assets:
Cash and deposits with banks	$21,516	$26,573
Federal funds sold and other	77,006	27,563

Total cash and cash equivalents	98,522	54,136
Securities:
Available for sale, at fair value	431,040	459,598
Loans held for sale	8,435	12,727
Loans, net of allowance for loan losses of $30,933 and $42,271, respectively	1,249,595	1,379,276
Federal Home Loan Bank stock, at cost	26,464	26,464
Premises and equipment, net	20,964	19,175
Accrued interest receivable	5,959	6,741
Real estate owned and other repossessed assets	24,778	33,486
Core deposit intangible	289	346
Cash surrender value of life insurance	28,375	28,354
Other assets	12,574	10,384

Total assets	$1,906,995	$2,030,687

Liabilities and Shareholders’ Equity
Liabilities:
Deposits:
Interest bearing	$1,379,477	$1,440,448
Noninterest bearing	162,222	148,049

Total deposits	1,541,699	1,588,497
Borrowed funds:
Federal Home Loan Bank advances	50,704	128,155
Repurchase agreements and other	90,608	90,618

Total borrowed funds	141,312	218,773
Advance payments by borrowers for taxes and insurance	14,680	23,282
Accrued interest payable	603	610
Accrued expenses and other liabilities	13,070	10,780

Total liabilities	1,711,364	1,841,942

Shareholders’ Equity:
Preferred stock-no par value; 1,000,000 shares authorized and unissued	—	—
Common stock-no par value; 499,000,000 shares authorized; 37,804,457 shares issued and 32,884,741 and 32,597,762 shares, respectively, outstanding 128,138		128,031
Retained earnings	111,719	110,681
Accumulated other comprehensive income	7,574	5,032
Treasury stock, at cost, 4,919,716 and 5,206,695 shares, respectively	(51,800)	(54,999)

Total shareholders’ equity	195,631	188,745

Total liabilities and shareholders’ equity	$1,906,995	$2,030,687

UNITED COMMUNITY FINANCIAL CORP.

CONSOLIDATED STATEMENTS OF NET INCOME

(Unaudited)

	For the Three Months Ended			For the Six Months Ended
	June 30,	March 31,	June 30,	June 30,	June 30,
	2012	2012	2011	2012	2011
	(Dollars in thousands, except per share data)
Interest income
Loans	$16,959	$17,656	$21,421	$34,615	$43,931
Loans held for sale	104	100	41	204	107
Securities:
Available for sale	3,540	3,494	3,094	7,034	5,941
Federal Home Loan Bank stock dividends	280	300	294	580	594
Other interest earning assets	11	12	13	23	22

Total interest income	20,894	21,562	24,863	42,456	50,595
Interest expense
Deposits	2,942	4,032	6,081	6,974	12,412
Federal Home Loan Bank advances	613	732	796	1,345	1,621
Repurchase agreements and other	919	919	928	1,838	1,850

Total interest expense	4,474	5,683	7,805	10,157	15,883

Net interest income	16,420	15,879	17,058	32,299	34,712
Provision for loan losses	6,264	680	8,244	6,944	10,436

Net interest income after provision for loan losses	10,156	15,199	8,814	25,355	24,276

Non-interest income
Non-deposit investment income	506	541	308	1,047	662
Service fees and other charges	901	2,317	1,588	3,218	3,041
Net gains (losses):
Securities available for sale	3,555	414	229	3,969	1,542
Other -than-temporary loss on equity securities
Total impairment loss	—	—	(28)	—	(38)
Loss recognized in other comprehensive income	—	—	—	—	—

Net impairment loss recognized in earnings	—	—	(28)	—	(38)
Mortgage banking income	1,727	1,471	3,128	3,198	3,750
Real estate owned and other repossessed assets	(923)	(729)	(1,362)	(1,652)	(2,354)
Other income	1,183	1,077	1,437	2,260	2,685

Total non-interest income	6,949	5,091	5,300	12,040	9,288

Non-interest expense
Salaries and employee benefits	8,684	8,333	7,686	17,017	15,370
Occupancy	851	799	856	1,650	1,761
Equipment and data processing	1,720	1,689	1,624	3,409	3,318
Franchise tax	437	438	402	875	871
Advertising	211	141	141	352	262
Amortization of core deposit intangible	28	29	36	57	73
Prepayment penalty	738	—	—	738	—
Deposit insurance premiums	1,055	1,109	1,057	2,164	2,462
Professional fees	1,039	880	293	1,919	1,255
Real estate owned and other repossessed asset expenses	419	702	891	1,121	1,764
Other expenses	1,861	2,374	2,924	4,235	5,262

Total non-interest expenses	17,043	16,494	15,910	33,537	32,398

Income (loss) before income taxes	62	3,796	(1,796)	3,858	1,166
Income tax expense	—	—	—	—	—

Net (loss) income	$62	$3,796	$(1,796)	$3,858	$1,166

Earnings (loss) per share
Basic	$—	$0.12	$(0.06)	$0.12	$0.04
Diluted	—	0.12	(0.06)	0.12	0.04

UNITED COMMUNITY FINANCIAL CORP.

SELECTED FINANCIAL HIGHLIGHTS

(Unaudited)

	At or for the quarters ended
	June 30, 2012	March 31, 2012	December 31, 2011	September 30, 2011	June 30, 2011
	(In thousands, except per share data)
Financial Data
Total assets	$1,906,995	$2,041,964	$2,030,687	$2,071,001	$2,102,419
Total loans, net	1,249,595	1,325,101	1,379,276	1,437,575	1,509,399
Total securities	431,040	530,283	459,598	416,460	392,749
Total deposits	1,541,699	1,571,859	1,588,497	1,687,941	1,697,797
Total shareholders’ equity	195,631	190,014	188,745	182,697	183,142
Net interest income	16,420	15,879	14,838	15,625	17,058
Provision for loan losses	6,264	680	2,386	11,836	8,244
Noninterest income, excluding other-than-temporary impairment losses	6,949	5,091	12,037	1,951	5,328
Net impairment losses recognized in earnings	—	—	16	35	28
Noninterest expense	17,043	16,494	16,545	14,569	15,910
Income tax expense (benefit)	—	—	—	—	—
Net income (loss)	62	3,796	7,928	(8,864)	(1,796)
Share Data
Basic earnings (loss) per share	$—	$0.12	$0.25	$(0.29)	$(0.06)
Diluted earnings (loss) per share	—	0.12	0.25	(0.29)	(0.06)
Book value per share	5.95	5.78	5.79	5.90	5.91
Tangible book value per share	5.94	5.77	5.78	5.88	5.90
Market value per share	2.98	2.44	1.27	1.35	1.27
Shares outstanding at end of period	32,885	32,876	32,598	30,984	30,969
Weighted average shares outstanding—basic	32,802	32,693	31,295	30,953	30,932
Weighted average shares outstanding—diluted	32,843	23,697	31,295	30,953	30,932
Key Ratios
Return on average assets	0.01%	0.74%	1.53%	-1.69%	-0.34%
Return on average equity	0.12%	7.89%	16.97%	-18.98%	-3.95%
Net interest margin	3.55%	3.30%	3.04%	3.18%	3.39%
Efficiency ratio	78.50%	77.35%	87.96%	79.67%	67.49%
Capital Ratios
Tier 1 leverage ratio	9.32%	8.96%	8.61%	8.13%	8.40%
Tier 1 risk-based capital ratio	15.16%	13.94%	13.30%	11.98%	12.20%
Total risk-based capital ratio	16.43%	15.21%	14.57%	13.25%	13.47%
Equity to assets	10.26%	9.31%	9.29%	8.82%	8.71%
Tangible common equity to tangible assets	10.24%	9.29%	9.28%	8.80%	8.69%

UNITED COMMUNITY FINANCIAL CORP.

SELECTED FINANCIAL HIGHLIGHTS

(Unaudited)

	At or for the quarters ended
	June 30, 2012	March 31, 2012	December 31, 2011	September 30, 2011	June 30, 2011
	(Dollars in thousands)
Loan Portfolio Composition
Real Estate Loans
One-to four-family residential	$635,756	$649,000	$667,375	$677,708	$693,435
Multi-family residential*	98,545	114,493	120,991	125,370	129,767
Nonresidential*	229,303	263,891	276,198	303,165	307,702
Land*	19,113	19,735	23,222	22,172	25,515
Construction Loans
One-to four-family residential and land development	42,077	49,311	59,339	66,761	87,827
Multi-family and nonresidential*	4,528	4,527	4,528	4,528	5,524

Total real estate loans	1,029,322	1,100,957	1,151,653	1,199,704	1,249,770
Consumer Loans	225,067	231,008	238,397	245,367	266,075
Commercial Loans	24,799	26,434	30,146	35,277	38,354

Total Loans	1,279,188	1,358,399	1,420,196	1,480,348	1,554,199
Less:
Allowance for loan losses	30,933	34,523	42,271	44,162	46,223
Deferred loan costs, net	(1,340)	(1,225)	(1,351)	(1,389)	(1,423)

Total	29,593	33,298	40,920	42,773	44,800

Loans, net	$1,249,595	$1,325,101	$1,379,276	$1,437,575	$1,509,399

*	Categories are considered commercial real estate

	At or for the quarters ended
	June 30, 2012	March 31, 2012	December 31, 2011	September 30, 2011	June 30, 2011
	(Dollars in thousands)
Deposit Portfolio Composition
Checking accounts
Interest bearing checking accounts	$126,502	$129,795	$119,298	$120,115	$112,412
Non-interest bearing checking accounts	162,152	164,155	148,049	152,577	138,752

Total checking accounts	288,654	293,950	267,347	272,692	251,164
Savings accounts	259,593	256,628	234,828	249,426	245,838
Money market accounts	344,750	339,824	314,907	327,751	322,955

Total non-time deposits	892,997	890,402	817,082	849,869	819,957
Retail certificates of deposit	648,632	681,457	771,415	838,073	877,840

Total certificates of deposit	648,632	681,457	771,415	838,073	877,840

Total deposits	$1,541,629	$1,571,859	$1,588,497	$1,687,942	$1,697,797

Certificates of deposit as a percent of total deposits	42.07%	43.35%	48.56%	49.65%	51.70%

UNITED COMMUNITY FINANCIAL CORP.

SELECTED FINANCIAL HIGHLIGHTS

(Unaudited)

	At or for the quarters ended
	June 30, 2012	March 31, 2012	December 31, 2011	September 30, 2011	June 30, 2011
	(Dollars in thousands)
Allowance For Loan Losses
Beginning balance	$34,523	$42,271	$44,162	$46,223	$46,415
Provision	6,264	680	2,386	11,836	8,244
Net chargeoffs	(9,854)	(8,428)	(4,277)	(13,897)	(8,436)

Ending balance	$30,933	$34,523	$42,271	$44,162	$46,223

Net Charge-offs
Real Estate Loans
One-to four-family	$962	$762	$366	$1,380	$501
Multi-family	588	68	203	14	1,451
Nonresidential	7,057	2,579	975	3,693	1,873
Land	44	1,776	217	281	233
Construction Loans
One-to four-family residential and land development	516	2,098	1,874	6,737	1,159
Multi-family and nonresidential	4	—	—	—	101

Total real estate loans	9,171	7,283	3,635	12,105	5,318
Consumer Loans	160	745	493	864	642
Commercial Loans	523	400	149	928	2,476

Total	$9,854	$8,428	$4,277	$13,897	$8,436

	At or for the quarters ended
	June 30, 2012	March 31, 2012	December 31, 2011	September 30, 2011	June 30, 2011
	(Dollars in thousands)
Nonperforming Loans
Real Estate Loans
One-to four family residential	$26,705	$23,721	$26,637	$27,250	$28,776
Multi-family residential	9,582	5,411	5,860	6,517	6,414
Nonresidential	43,103	41,871	42,902	44,243	36,382
Land	8,316	8,472	11,142	11,655	8,316
Construction Loans
One-to four-family residential and land development	18,335	22,455	27,104	31,166	43,389
Multi-family and nonresidential	—	—	—	—	382

Total real estate loans	106,041	101,930	113,645	120,831	123,659
Consumer Loans	6,702	6,165	6,620	5,890	5,781
Commercial Loans	1,786	1,813	2,830	7,361	9,650

Total Loans	$114,529	$109,908	$123,095	$134,082	$139,090

Total Nonperforming Loans and Nonperforming Assets
Past due 90 days and on nonaccrual status	$97,357	$91,153	$104,812	$102,890	$122,856
Past due 90 days and still accruing	47	303	39	3	1,121

Past due 90 days	97,404	91,456	104,851	102,893	123,977
Past due less than 90 days and on nonaccrual	17,125	18,452	18,244	31,189	15,112

Total Nonperforming Loans	114,529	109,908	123,095	134,082	139,089
Other Real Estate Owned	24,325	28,517	32,946	37,697	43,009
Repossessed Assets	453	540	540	619	676

Total Nonperforming Assets	$139,307	$138,965	$156,581	$172,398	$182,774

Total Troubled Debt Restructured Loans
Accruing	$18,530	$35,657	$33,146	$30,784	$30,546
Non-accruing	14,250	15,161	17,752	16,932	28,066

Total	$32,780	$50,818	$50,898	$47,716	$58,612